Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Victoria’s Secret & Co. (“our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. The following is a summary of the material terms of our common stock, based on the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Second Amended and Restated Bylaws (“Bylaws”). This summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, of which this exhibit is a part, and the applicable provisions of Delaware law.

Authorized Capital Stock
Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
The Company’s common stock is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange under the symbol “VSCO.” Equiniti Trust Company, LLC is the transfer agent and registrar for the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. The presence in person or by proxy of holders of outstanding shares of common stock entitling them to exercise at least one-third of the voting power of outstanding common stock constitutes a quorum for any meeting of stockholders. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of the holders of a majority of the votes cast at the meeting on such matter. Directors are elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election, except that if the number of nominees in any given election exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast by holders entitled to vote in the election. Holders of common stock do not have cumulative voting rights.
Dividends
Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose.
Rights upon Liquidation
In the event of liquidation or dissolution of the Company, each share of common stock is entitled to share ratably in any distribution of Company assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
Holders of common stock have no preferential, preemptive, conversion, or redemption rights. There are no restrictions on the alienability of shares of common stock, and there are no sinking fund provisions for the redemption or repurchase of common stock. The rights, preferences, and privileges of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Board may authorize and issue in the future.

Preferred Stock
The Company’s Board may authorize the issuance of one or more series of preferred stock without further vote or action by stockholders. Subject to the limitations prescribed by Delaware law and the Certificate of Incorporation, the Board may fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of preferred stock could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of common stock.
Authorized but Unissued Shares
The authorized but unissued shares of common stock will be available for future issuance without shareholder approval, other than as may be required by the rules of any exchange on which our common stock is traded. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Certain Provisions of the Certificate of Incorporation, Bylaws, Shareholder Rights Plan, and Delaware Law
Election and Removal of Directors
The Board will consist of not less than 6 nor more than 15 directors. The exact number of directors is fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board. Each director is elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. Each director is elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast by holders entitled to vote in the election.
Directors may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy occurring on the Board, including any newly created directorship, may be filled by the vote of a majority of the remaining directors in office.
Limits on Stockholder Action by Written Consent
The Certificate of Incorporation provides that holders of common stock are not able to act by written consent without a stockholder meeting.
Special Meetings
The Bylaws provide that special meetings of stockholders may be called by the chair of the Board, the majority vote of the Board or, subject to certain procedural requirements, the Board at the written request of the holders of at least 25% of the outstanding shares of common stock entitled to vote on the matter or matters to be brought before the proposed special meeting.
The Bylaws do not permit a special meeting to be held at the request of stockholders if (a) the request does not comply with the procedural requirements set forth in the Bylaws, (b) the request relates to an item of business that is not a proper subject for stockholder action under the Certificate of Incorporation or applicable law, (c) the request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (d) an annual or special meeting of stockholders that included an identical or substantially similar item of business was held not more than 120 days before the request was received by the Company, (e) the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after the request is received by the Company and the business to be conducted at such meeting includes an identical or substantially similar item of business, or (f) the request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.

Amendment of the Certificate of Incorporation
The Certificate of Incorporation may be amended by stockholders by the affirmative vote of a majority of the outstanding capital stock entitled to vote thereon.
Amendment of the Bylaws
The Bylaws may be amended by stockholders by the affirmative vote of a majority of the outstanding capital stock entitled to vote thereon. In addition, the Board may amend the Bylaws without a stockholder vote.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Under the Bylaws, stockholders of record will be able to nominate persons for election to the Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to the Company. Proper notice must generally be received not less 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, subject to adjustment if the date of the annual meeting is advanced by more than 30 days prior to such anniversary or delayed more than 90 days after such anniversary. The notice must include, among other information, the name and address of the stockholder giving the notice, information about the stockholder’s ownership of Company securities, certain information relating to each person whom such stockholder proposes to nominate for election as a director, and a brief description of any business such stockholder proposes to bring before the meeting and the reasons for bringing such proposal. Stockholders who deliver a notice of nomination must comply with the provisions and requirements of the Bylaws and applicable law, including Rule 14a-19 promulgated under the Exchange Act.
Proxy Access
Under the bylaws, up to 20 stockholders owning 3% or more of the outstanding shares of common stock continuously for at least three years may nominate the greater of two directors or up to 20% of the Board and include those nominees in the Company’s proxy materials. Notice of stockholder nominations for persons for election as a director that are to be included in the Company’s proxy statement must be delivered or mailed and received at the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders.
Forum Selection
Pursuant to the Bylaws, unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on the Company’s behalf, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any director or officer or other employee or agent to the Company or to its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Company or any director or officer or other employee or agent arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Certificate of Incorporation or Bylaws, (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions, however, will not apply to actions asserting only federal law claims under the Securities Act of 1933, as amended, or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims.
Anti-Takeover Effects of Some Provisions
Some of the provisions of the Certificate of Incorporation and Bylaws (as described above), including the stockholder approval requirements for certain business combinations (as described below), could make the acquisition of control of the Company, by means of a proxy contest, tender offer, unsolicited proposal or otherwise, more difficult. These provisions, including the Company’s ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids, but they could have the effect of delaying or preventing a change in control that the Company’s stockholders might consider to be in their best interests. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that the benefits of increased protection will give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to change control of the Company, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms in favor of the Company’s stockholders.

Shareholder Rights Plan
On May 19, 2025, the Board declared a dividend of one preferred share purchase right (a “Right”), payable on May 29, 2025, for each share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) outstanding on May 29, 2025 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of May 19, 2025, between the Company and Equiniti Trust Company, LLC, as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $118.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment. The rights will initially trade with the Common Shares and will generally become exercisable only if any person (or any persons acting as a group) acquires 15% (or 20% for certain passive investors) or more of the outstanding common stock (the “triggering percentage”).
In general terms, the Rights Agreement imposes a significant penalty upon any person or group (other than the Company or certain related persons) that is or becomes the beneficial owner of 15% (or 20% for certain passive investors) or more of the Company’s outstanding common stock without the prior approval of the Board. In the case of a person or group that beneficially owns more than the applicable threshold of the Company’s outstanding common stock on the date the agreement is adopted, the Rights will not be triggered unless and until such person or group becomes the beneficial owner of any additional shares of the Company’s outstanding common stock. A person or group that acquires beneficial ownership of a percentage of the Company’s common stock in excess of the triggering percentage is called an “Acquiring Person.” Any Rights held by an Acquiring Person will be null and void and may not be exercised.
The Rights are in all respects subject to and governed by the provisions of the Rights Agreement. The following description of the Rights and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on May 20, 2025. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
Rights
Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Company at a price of $118.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment. The Rights will initially trade with the Common Shares.
Exercisability
The Rights will become exercisable (i) 10 days after the Company’s public announcement that a person or group has become an Acquiring Person; or (ii) 10 business days (or a later date determined by the Board) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an Acquiring Person (the earlier of such dates, the “Distribution Date”).
Initially, the Rights will be attached to all Common Share certificates and no separate certificates evidencing the Rights (“Right Certificates”) will be issued. Until the Distribution Date, the Rights will be transferred with and only with the Common Shares. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that all such Common Shares will have Rights attached. As soon as practicable after the Distribution Date, unless the Rights are recorded in book-entry or other uncertificated form, the Company will prepare and cause the Right Certificates to be sent to each record holder of Common Shares as of the Distribution Date.
Expiration
The Rights will expire on the Close of Business on May 18, 2026 (the “Final Expiration Date”).
Redemption
At any time prior to the time any Person becomes an Acquiring Person, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment
The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).
Exempt Persons and Transactions
The Board may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, the Board may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement, so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person.
Flip-in Event
If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for Common Shares having a value equal to two times the exercise price of the Right. From and after the announcement that any Person has become an Acquiring Person, if the Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights. If the Board so elects, the Company may deliver upon payment of the exercise price of a Right an amount of cash, securities, or other property equivalent in value to the Common Shares issuable upon exercise of a Right.
Exchange
At any time after any Person becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one Common Share per Right (subject to adjustment). The Company may issue, transfer or deposit such Common Shares (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as the Board may determine and may direct that all holders of Rights receive such Common Shares or other property only from the trust. In the event the Board determines, before the Distribution Date, to effect an exchange, the Board may delay the occurrence of the Distribution Date to such time as it deems advisable.
Flip-over Event
If, at any time after a Person becomes an Acquiring Person, (i) the Company consolidates with, or merges with, any other Person (or any Person consolidates with, or merges with, the Company) and, in connection with such consolidation or merger, all or part of the Common Shares are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property; or (ii) 50% or more of the Company’s consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.
Preferred Stock Rights
Each one-thousandth of a Preferred Share will entitle the holder thereof to the same dividends and liquidation rights as if the holder held on Common Share and will be treated the same as a Common Share in the event of a merger, consolidation or other share exchange.
Rights of Holders
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Delaware Business Combinations
The Company is subject to Section 203 of the DGCL, which restricts certain transactions and “business combinations” between a corporation and a 15% stockholder for a period of three years after the date of the transaction in which the stockholder acquired 15% or more of the Company’s outstanding stock, unless the business combination is approved in the manner prescribed by Section 203 of the DGCL. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder.